Exhibit 99.1

Royal Gold Acquires Royalty on Barrick Gold Corporation’s Pascua Lama Gold Project

DENVER, Jan. 17 /PRNewswire-FirstCall/ -- ROYAL GOLD, INC. (Nasdaq: RGLD; Toronto: RGL) today announced that it has entered into a definitive and binding agreement to purchase a net smelter return (“NSR”) sliding-scale royalty for $20.5 million on the Pascua Lama project. Pascua Lama is owned by Barrick Gold Corporation (“Barrick”) and is located on the border between Argentina and Chile. The NSR royalty, ranging from 0.16% to 1.08% depending on the average price of gold during the quarter, is applicable to all gold production from an area of interest in Chile. The transaction also includes a 0.216% fixed-rate copper royalty. The copper royalty applies to 100% of the copper reserves but does not take effect until after January 1, 2017. The acquisition is subject to customary due diligence and is expected to close in early March 2007.

Tony Jensen, Royal Gold’s President and Chief Executive Officer, commented, “We are pleased to add the Pascua Lama royalty to our diverse and rapidly growing portfolio. This royalty provides Royal Gold with exposure to another long life, world-class deposit, and a presence in the prolific mineral potential of the Frontera District of Chile.”

According to the Barrick’s publicly available reserve and resource statement of December 31, 2005, Pascua Lama’s proven and probable reserves include 397 million tons of ore (360 million tonnes), at a grade of 0.046 ounces per ton (1.58 grams per tonne), containing about 18.0 million ounces of gold. Approximately 80% of the reserves are located in Chile.

Barrick is targeting production in calendar 2010, subject to the receipt of certain permits. According to the technical report prepared by Barrick dated March 30, 2005 (available at www.sedar.com), production from the mine will average 750,000 to 775,000 ounces of gold over the first decade of production, at a cash cost range of $130 to $140 per ounce.

The NSR sliding-scale royalty ranges from 0.16% when the average quarterly gold price is at or below $325 per ounce, to a maximum of 1.08% when the average quarterly gold price equals or exceeds $800 per ounce, as shown below. When the average quarterly realized gold price is between any two price ranges, the royalty rate is proportional to the change in the gold price.

Royalty Schedule - Pascua Lama Royalty

Gold Price Range	NSR Royalty Rate

(per ounce)
< / = $325	0.16%
$350	0.22%
$375	0.27%
$400	0.32%
$500	0.56%
$600	0.73%
$700	0.91%
> / = $800	1.08%

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding scheduled closing of the transaction, completion of due diligence and other closing and precedent conditions, proven and probable reserves, additional mineralization, mine life, average annual metal production, production start-up, and commencement of royalty revenue. Like any royalty acquisition on a non-producing or not yet in development project, the Pascua Lama project is subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments. In addition, the acquired royalty interest and the project are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from forward looking statement include, among others, satisfactory completion of due diligence and other closing and precedent conditions, precious metals prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond Royal Gold’s ability to predict or control. Royal Gold disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

SOURCE  Royal Gold, Inc.
           -0-                                        01/17/2007
           /CONTACT:  Karen Gross, Vice President and Corporate Secretary of Royal Gold, Inc., +1-303-573-1660/
           /Web site:  http://www.royalgold.com /